Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2020 RESULTS

~Industrial Properties Contributed More than 50% of Rental Income in 2020~

GREAT NECK, New York, March 12, 2021 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter and year ended December 31, 2020.

"We effectively worked to overcome many of the challenges 2020 presented, as we positioned the Company to secure consistent cash flow from our properties,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “While we understand that 2021 will present challenges and obstacles, we are pleased to see signs of an economic recovery slowly emerging and have re-focused on pursuing accretive acquisition opportunities. One Liberty’s ability to persevere and its talent for turning challenges into opportunities are at the core of our culture and approach. We remain resolute in our commitment to create value for our stockholders as we move ahead."

Fourth Quarter Operating Results:

Revenues and Operating Expenses

Rental income for the three months ended December 31, 2020 was $18.7 million, compared to $21.5 million in the corresponding quarter in the prior year. The change is due primarily to the economic consequences of the COVID-19 pandemic that resulted in, with respect to two Regal Cinemas properties, a non-cash write-off of straight-line rent of $1.1 million and the determination not to accrue $928,000 of rent, and a reduction of $638,000 from the net impact of property acquisitions and dispositions. Industrial properties contributed more than 50% of rental income in the current quarter.

Income from the early termination of leases in the current quarter was $15,000 compared to $950,000 in corresponding quarter ended December 31, 2019.

Total operating expense in the fourth quarter of 2020 was $12.8 million compared to $12.4 million for the three months ended December 31, 2019, due primarily to non-cash compensation expense.

Gain on sale of real estate

Gain on sale of real estate, net, in the current quarter was $2.7 million from the sale of two retail properties in Houston, Texas, compared to the $684,000 gain in the corresponding quarter of the prior year.

Other income and expenses

Other net expenses were $5.1 million in the current quarter compared to $5.8 million in the corresponding quarter of the prior year. Contributing to the improvement was the inclusion, in the 2019 quarter, of $625,000 of debt prepayment costs and a reduction of $258,000 in interest expense. This change was offset by a $196,000 decrease in equity in earnings from unconsolidated joint ventures due primarily to less income generated from Regal Cinemas.

Net income, AFFO and FFO1

Net income attributable to One Liberty in the fourth quarter of 2020 was $3.6 million, or $0.16 per diluted share, compared to net income in the corresponding period of the prior year of $4.8 million, or $0.23 per diluted share.

Adjusted Funds from Operations, or AFFO, was $9.1 million, or $0.44 per diluted share, for the quarter ended December 31, 2020, compared to $10.5 million, or $0.53 per diluted share in the corresponding quarter of the prior year. The decrease in AFFO is due primarily to $1.6 million lower rental income, as well as a $120,000 decrease in earnings from unconsolidated joint ventures, offset by a $256,000 reduction in interest expense.

Funds from Operations, or FFO, was $6.7 million, or $0.33 per diluted share, for the quarter ended December 31, 2020, compared to $9.9 million, or $0.50 per diluted share, in the corresponding quarter of 2019. The change is due to the factors contributing to the decrease in AFFO as well as the decrease of $1.2 million of rental income related to straight-line rent accruals, $935,000 in lease termination fee income, and a $304,000 increase in general and administrative expense, offset by a $666,000 decrease in debt prepayment costs.

Diluted per share net income, FFO and AFFO were impacted negatively in the quarter ended December 31, 2020 by an average increase of approximately 637,000 in the weighted average number of shares of common stock outstanding as a result of issuances of stock in lieu of a portion of cash dividends, dividend reinvestment and the equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Full Year 2020 Operating Results:

Revenues and Operating Expenses

Rental income in 2020 was $81.9 million compared to $83.8 million in 2019. The change is due primarily to an aggregate $2.3 million non-cash write-off of straight-line rent, rent abatements and the non-payment of certain rent from Regal Cinemas. This was offset by $558,000 representing the net impact of acquisitions and dispositions during the year. Industrial properties contributed more than 50% of the rental income in the current year.

Income from the early termination of leases in 2020 was $15,000 compared to $950,000 in 2019.

Total operating expense in 2020 was $51.0 million compared to $48.9 million in 2019. Contributing to the change were increases of $1.2 million in general and administrative expense, $938,000 in depreciation and amortization and a $430,000 non-cash impairment charge due to a casualty loss. Specifically, general and administrative expense was up primarily due to increases of $816,000 in non-cash expense related to equity-based awards and $287,000 related to the compensation and services agreement. The change in depreciation and amortization is due primarily to the net impact of acquisitions and dispositions. The impairment was due to hurricane damage to a retail property in Lake Charles, Louisiana and is offset by insurance recoveries included in “other income and expenses”. Offsetting the increase was a $440,000 reduction in real estate expenses due to reduced litigation expense and the net impact of acquisitions and dispositions.

[1]	A description and reconciliation of non-GAAP financial measures (i.e., AFFO and FFO) to GAAP financial measures is presented later in this release.

Gain on sale of real estate

Gain on sale of real estate, net, in 2020 was $17.3 million from the sale of four retail properties compared to a net gain of $4.3 million in 2019 from the sale of five properties, including three retail properties.

Other income and expenses

Other net expenses in 2020 improved by $800,000 to $20.8 million from $21.6 million in 2019. The improvement is primarily due to a $514,000 reduction in interest expense, a $430,000 insurance recovery and $121,000 from the sale of a joint venture property. The improvement was offset by a $296,000 increase in debt prepayment costs.

Net income, AFFO and FFO

Net income attributable to One Liberty was $27.4 million, or $1.33 per diluted share, compared to $18.0 million, or $0.88 per diluted share, in 2019.

AFFO for 2020 was $38.8 million or $1.90 per diluted share compared to $39.4 million, or $1.98 per diluted share in the prior year. The decrease in AFFO is due primarily to the $1.4 million reduction in rental income, and a $413,000 increase in general and administrative expense, offset by improvements in interest and real estate operating expenses of $992,000.

FFO for 2020 was $33.9 million, or $1.66 per diluted share, compared to 2019 FFO of $36.6 million, or $1.84 per diluted share. The change is due to the factors contributing to the decrease in AFFO as well as the decreases of $468,000 in rental income related to straight-line rent accruals and amortization of lease intangibles and $935,000 in lease termination fee income, and an increase of $816,000 of non-cash expense related to equity-based awards, offset by a $430,000 increase in other income.

Diluted per share net income, FFO and AFFO were impacted negatively in 2020 by an average increase of approximately 501,000 in the weighted average number of shares of common stock as a result of issuances of stock in lieu of a portion of cash dividends and the dividend reinvestment and equity incentive programs.

Acquisitions and Dispositions in 2020:

In February 2020, the Company acquired two industrial properties for $28.3 million. The Company expects to recognize in 2021 approximately $1.9 million of base rent from these properties, which contributed $1.6 million of base rent in 2020.

The Company sold four properties for gross proceeds of $34.3 million and recognized a net gain of $17.3 million from these sales, before giving effect to $1.1 million of debt prepayment costs. The properties sold contributed $1.4 million and $2.7 million of rental income in 2020 and 2019, respectively.

Balance Sheet:

At December 31, 2020, the Company had $12.7 million of cash and cash equivalents, total assets of $776.1 million, total debt of $442.2 million, and total stockholders’ equity of $290.8 million.

At March 4, 2021, One Liberty’s available liquidity was $75.1million, including $8.7 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and up to $66.4 million available under its credit facility.

Dividends:

On March 12, 2021, the Board of Directors declared a quarterly dividend on the Company’s common stock of $0.45 per share.  The dividend is payable April 7, 2021 to stockholders of record on March 24, 2021. This dividend represents One Liberty’s 113th consecutive quarterly dividend.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance.  FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.  In computing FFO, OLP does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), income on insurance recoveries from casualties and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows from operating, investing or financing activities as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and in particular the sections entitled “Cautionary Note Regarding Forward Looking Statements”, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness, and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,
	2020	2019

ASSETS
Real estate investments, at cost	$839,058	$835,837
Accumulated depreciation	(147,136)	(135,302)
Real estate investments, net	691,922	700,535

Investment in unconsolidated joint ventures	10,702	11,061
Cash and cash equivalents	12,705	11,034
Unbilled rent receivable	15,438	15,037
Unamortized intangible lease assets, net	24,703	26,068
Other assets	20,667	10,894
Total assets	$776,137	$774,629

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,845 and $4,438 of deferred financing costs, respectively	$429,704	$435,840
Line of credit-outstanding, net of $425 and $619 of deferred financing costs, respectively	12,525	10,831
Unamortized intangible lease liabilities, net	11,189	12,421
Other liabilities	30,759	23,553
Total liabilities	484,177	482,645

Total One Liberty Properties, Inc. stockholders' equity	290,767	290,763
Non-controlling interests in consolidated joint ventures	1,193	1,221
Total equity	291,960	291,984
Total liabilities and equity	$776,137	$774,629

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Rental income, net	$18,717	$21,498	$81,888	$83,786
Lease termination fees	15	950	15	950
Total revenues	18,732	22,448	81,903	84,736

Operating expenses:
Depreciation and amortization	5,763	5,673	22,964	22,026
General and administrative	3,427	3,123	13,671	12,442
Real estate expenses	3,536	3,530	13,634	14,074
State taxes	83	93	310	348
Impairment due to casualty loss	-	-	430	-
Total operating expenses	12,809	12,419	51,009	48,890

Other operating income
Gain on sale of real estate, net	2,712	684	17,280	4,327
Operating income	8,635	10,713	48,174	40,173

Other income and expenses:
Equity in (loss) earnings of unconsolidated joint ventures	(148)	48	38	16
Equity in earnings from sale of unconsolidated joint venture properties	-	-	121	-
Prepayment costs on debt	-	(625)	(1,123)	(827)
Other income (loss)	34	(10)	496	8
Interest:
Expense	(4,734)	(4,992)	(19,317)	(19,831)
Amortization and write-off of deferred financing costs	(216)	(256)	(976)	(995)

Net income	3,571	4,878	27,413	18,544
Net loss (income) attributable to non-controlling interests	1	(68)	(6)	(533)

Net income attributable to One Liberty Properties, Inc.	$3,572	$4,810	$27,407	$18,011

Net income per share attributable to common stockholders-diluted	$0.16	$0.23	$1.33	$0.88

Funds from operations - Note 1	$6,741	$9,910	$33,876	$36,579
Funds from operations per common share-diluted - Note 2	$0.33	$0.50	$1.66	$1.84

Adjusted funds from operations - Note 1	$9,079	$10,539	$38,755	$39,377
Adjusted funds from operations per common share-diluted - Note 2	$0.44	$0.53	$1.90	$1.98

Weighted average number of common shares outstanding:
Basic	19,835	19,245	19,571	19,090
Diluted	19,871	19,266	19,599	19,119

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$3,572	$4,810	$27,407	$18,011
Add: depreciation and amortization of properties	5,663	5,541	22,558	21,574
Add: our share of depreciation and amortization of unconsolidated joint ventures	135	131	544	527
Add: impairment due to casualty loss	-	-	430	-
Add: amortization of deferred leasing costs	100	132	406	452
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	6	4	20	18
Deduct: gain on sale of real estate, net	(2,712)	(684)	(17,280)	(4,327)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	-	(121)	-
Adjustments for non-controlling interests	(23)	(24)	(88)	324
NAREIT funds from operations applicable to common stock	6,741	9,910	33,876	36,579
Add (Deduct): straight-line rent accruals and amortization of lease intangibles	819	(377)	(1,408)	(1,876)
Add (Deduct): our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	71	(7)	(73)	(62)
Deduct: lease termination fee income	(15)	(950)	(15)	(950)
Add: amortization of restricted stock compensation	1,244	1,036	4,686	3,870
Deduct: income on insurance recoveries from casualty loss	-	-	(430)	-
Add: prepayment costs on debt	-	666	1,123	827
Add: amortization and write-off of deferred financing costs	215	257	976	995
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	4	17	17
Adjustments for non-controlling interests	-	-	3	(23)
Adjusted funds from operations applicable to common stock	$9,079	$10,539	$38,755	$39,377
Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income (loss) attributable to One Liberty Properties, Inc.	$0.16	$0.23	$1.33	$0.88
Add: depreciation and amortization of properties	0.29	0.28	1.12	1.11
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.03	0.03
Add: impairment due to casualty loss	-	-	0.02	-
Add: amortization of deferred leasing costs	-	0.01	0.02	0.02
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-	-	-
Deduct: gain on sale of real estate, net	(0.13)	(0.03)	(0.85)	(0.22)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	-	(0.01)	-
Adjustments for non-controlling interests	-	-	-	0.02
NAREIT funds from operations per share of common stock-diluted (a)	0.33	0.50	1.66	1.84
Add (Deduct): straight-line rent accruals and amortization of lease intangibles	0.04	(0.01)	(0.08)	(0.10)
Add (Deduct): our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-	-	-
Deduct: lease termination fee income	-	(0.05)	-	(0.05)
Add: amortization of restricted stock compensation	0.06	0.05	0.23	0.20
Deduct: income on insurance recoveries from casualty loss	-	-	(0.02)	-
Add: prepayment costs on debt	-	0.03	0.06	0.04
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.05	0.05
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-	-	-
Adjustments for non-controlling interests	-	-	-	-
Adjusted funds from operations per share of common stock-diluted (a)	$0.44	$0.53	$1.90	$1.98

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.